Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

TRANSDIGM GROUP INCORPORATED

In accordance with the provisions of the Amended and Restated Bylaws of TransDigm Group Incorporated (the “Corporation”), the Corporation does hereby make and adopt this First Amendment to the Bylaws of the Corporation:

1. The Bylaws of the Corporation are hereby amended by deleting Section 8 of Article IV and adding the following in lieu thereof:

“Section 8. Quorum. Unless otherwise specified by the Board of Directors, a majority of the members of a committee shall constitute a quorum. The act of a majority of those members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.”

3. All other provisions of the Corporation’s Bylaws shall remain in full force and effect, unaltered except as expressly provided above.

4. This First Amendment to the Bylaws was approved and adopted by the Board of Directors of the Corporation as set forth in the Bylaws.

DATED this 28th day of April, 2011.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus

Name:	Gregory Rufus

Title:	Executive Vice President, Chief Financial Officer and Secretary